Exhibit 99.1
For more information contact:
Bruce Kay
Markel Corporation
804-747-0136
bkay@markelcorp.com
FOR IMMEDIATE RELEASE

MARKEL ANNOUNCES CFO SUCCESSION PLAN
Richmond, VA, November 16, 2017 --- Markel Corporation (NYSE:MKL) today announced that Anne G. Waleski, the Company’s Executive Vice President and Chief Financial Officer, plans to transition from her role as Chief Financial Officer of the Company by the end of the first quarter of 2019. She will be succeeded by Jeremy A. Noble, currently the Finance Director of Markel International. Over the course of 2018 and the first quarter of 2019, the Company plans to transition the duties and responsibilities of the Chief Financial Officer to Mr. Noble.

Richard R. Whitt, III, the Company’s Co-Chief Executive Officer, commented, “Anne and I have worked closely together almost from the day she joined Markel. The significant success we have enjoyed at Markel is a direct result of Anne’s many contributions. I want to thank Anne for her willingness to work with Jeremy and our finance team over the next year to assure a smooth transition. We are very fortunate to have a deep bench of talented professionals. Finally, we are excited for Anne as she makes more time to pursue her many other passions.”

Ms. Waleski, 50, has been the Company’s Chief Financial Officer since 2010, and was promoted to Executive Vice President in 2014. She joined the Company in 1993 and served in several management positions before being named the Company’s Treasurer in 2003.

“Jeremy is a great choice for the role of Chief Financial Officer,” said Mr. Whitt. “Like Anne, Jeremy has spent a large portion of his career at Markel. He possesses a wealth of knowledge and experience across the various disciplines of accounting, audit, and finance, as well as deep understanding of our various operations, both domestically and internationally, including insurance and Markel Ventures. We look forward to working more closely with him as he assumes his new role.”

Jeremy Noble, 41, has served as the Finance Director for Markel International since June 2015. He joined Markel in 2002 and held various roles in the Company’s Accounting and Finance Department, including Assistant Controller, before becoming the Company’s Managing Director of Internal Audit in 2011, a position he held until 2015. He earned a Bachelor of Science degree in business administration from the University of Richmond. He is a certified public accountant.

About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.